UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 Or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 16, 2005

FORMFACTOR, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-50307	13-3711155
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7005 Southfront Road, Livermore, CA	94551
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (925) 290-4000

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Election of Directors.
Item 1.01. Entry into a Material Definitive Agreement.
SIGNATURES

Item 5.02. Election of Directors.

     On February 16, 2005, the Board of Directors of FormFactor, Inc. elected Harvey A. Wagner as a Director. Mr. Wagner is President, Chief Executive Officer and a member of the Board of Directors of Quovadx, Inc., a NASDAQ-listed global software and services firm based in Englewood, Colorado. Mr. Wagner has more than 35 years of experience in technology companies and has served as Chief Financial Officer for four NYSE and two NASDAQ-listed companies in the software, computer hardware, energy and telecommunications industries. He is currently a member of the Board of Directors, Chairman of the Audit Committee and a member of the Governance and Compensation Committee of Cree, Inc., a NASDAQ-listed company, and a member of the Board of Directors and Chairman of the Audit Committee of Proficient Systems, a private company. Mr. Wagner will join the Board effective February 23, 2005, and it is expected that Mr. Wagner will serve on the Company’s Audit Committee.

Item 1.01. Entry into a Material Definitive Agreement.

     On February 16, 2005, the Board of Directors of FormFactor, Inc. approved an increase in the compensation of its independent directors, who will now receive annual compensation of $20,000, compensation of $2,000 for each Board meeting attended ($1,000 for meetings attended telephonically), and compensation of $1,000 for each Board committee meeting attended. In addition to the above amounts, the Board also approved annual compensation of $5,000 for each committee chair and $15,000 for the Chairman of the Board. Prior to this increase, the Company’s independent directors had received annual compensation of $12,500, compensation of $1,000 for each Board meeting attended, and compensation of $500 for each Board committee meeting attended, and committee chairs had received no extra compensation for that service. The Company’s non-independent directors do not receive cash compensation for their services as directors. All of the Company’s directors, including its independent directors, are also reimbursed for their reasonable expenses in attending Board and Board committee meetings.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORMFACTOR, INC.

Date: February 22, 2005	By:	/s/ Jens Meyerhoff
		Name:	Jens Meyerhoff
		Title:	Chief Operating Officer and Chief Financial Officer